Exhibit 10.76

Quantum Corporation

224 Airport Parkway

Suite 550

San Jose, CA 95110

USA

+1 [408] 944-4000

April 4, 2019

John A. Fichthorn

875 Third Avenue, 15th Floor

New York, NY 10022

Dear John:

We are pleased to offer you the opportunity to serve on the Board of Directors (the “Board’’) of Quantum Corporation (‘‘Quantum”), which is effective today, based upon the approval of the Quantum Board at its meeting held earlier today.

Under the current Board compensation program, your Board retainer will be $50,000 per annum. You will be paid additional retainers based upon the committee(s) to which you will be appointed. These retainers are paid in cash, generally in quarterly installments, and will be prorated for partial periods of service. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that a promise to grant you restricted stock units (RSUs) with a total value of $33,333 be awarded to you, based upon the average closing stock price for the thirty days prior to the day your “promise grant” is awarded. The number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. These RSUs will vest 100% on the date of the Company’s next annual stockholder meeting. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total value of $100,000 per annum. Details regarding the annual stock program are subject to change.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them to Noah D. Mesel via email at noah.mesel@quantum.com or by mail to: Noah D. Mesel, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.·

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Jamie Lerner

Jamie Lerner

President & CEO

Quantum Corporation

www.quantum.com

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed:	/s/ John A. Fichthorn	Date: 4/30/19
John A. Fichthorn

Enclosures (These will be sent to you electronically):

Director Change in Control Agreement

Director Indemnification Agreement

The High Road: Quantum’s Business Conduct & Ethics Policy

Section 16 Policy Documentation

Insider Trading Policy

Corporate Governance Principles

EFT Form

W-9

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